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                                                                    EXHIBIT 10.3

This Amendment Agreement ("Amendment") is the Second Amendment to the Manufacturing and Engineering Services Agreement dated January 11, 1999 between Netro Corporation ("Netro") and Microelectronics Technology, Inc. ("MTI") (the "Agreement")

The parties desire to amend and supplement the Agreement as set forth in this Amendment and accordingly agree as follows:

1.     Effective Dates

       This Amendment shall govern purchases by Netro from MTI for the period from July 1, 2000 to December 31, 2001 (the "Commitment Period"). It is expressly applicable retroactively to all purchase orders placed by Netro since July 1, 2000.

2.     Purchase Commitment

       Netro agrees to order a minimum of 25,000 units of Products during the Commitment Period for delivery within the lead times specified in Section 5 of the Amendment. This commitment shall be represented by a blanket purchase order to be issued by Netro within two weeks following the signing of this Amendment (the "Blanket Purchase Order"). Releases of Product shall be subject to the issuance of specific releases subject to the Blanket Purchase Order and the terms of this Amendment. In the event unforeseen market conditions result in a shortfall in releases by Netro on December 31, 2001 (the occurrences of which shall be reasonably proved by Netro with written records) Netro shall have up to an additional three months to release the committed quantity. In case there is still a shortfall after this extension, Netro is liable for compensation to MTI for reasonable unmitigated all costs and expenses incurred to satisfy the Blanket Purchase Order, including but not limited to the un-consumed inventory resulting from the unreleased quantity.

3.     Pricing

       Pricing for AirStar 26GHz radios shall be as follows:

               Quantity                            Price per Unit
               --------                            --------------
               Up to 3,000 units                   $****
               3,001 to 10,000 units               $****
               10,001 to 20,000 units              $****
               20,001 to 25,000 units              $****

       For purposes of calculating quantities pursuant to the above schedule, sales of radios of all frequencies, including both complete radios and radio units that are substantially complete except for packaging shall be included.

       These prices shall apply to both BRU's and SRU's in all antenna polarizations and configurations. In the case of Slimline versions, the price will be adjusted by an amount to be mutually agreed between the parties reflecting only the change in material costs between AirStar and Slimline packages to MTI.



**** Confidential treatment has been requested for the redacted portions. The confidential redacted portions have been filed separately with the Securities and Exchange Commission.
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       The above prices shall be fixed for the volumes specified during the
       Commitment Period. Variances of any kind, including production and material variances, will be borne by MTI, and MTI shall enjoy the benefit of any cost reductions initiated by MTI, including the cost reduction plan submitted to Netro on June 27, 2000. However, savings from engineering changes initiated by Netro will be deducted from the price specified on a dollar for dollar basis, provided that these engineering charges are presented to MTI for review and assessment of cost and schedule impacts prior to release.

       Prices for the first 1,000 units of each frequency (aggregating all polarizations and configurations of that frequency) other than 26 GHz shall be the same as the initial price for 26GHz radios (i.e. $****), but Netro will also pay to MTI the amount per unit specified below as a non-recurring engineering expense:

               Frequency                    NRE per unit
               ---------                    ------------
               10GHz                        $****
               28GHz                        $****
               38GHZ                        $****

       Upon the completion of sale of 700 units of Product in any of the above frequencies, the parties shall negotiate in good faith for 30 days to establish volume pricing of that Product beyond the 1,000 unit level based on pricing for the 26GHz Products, adjusted either up or down only for actual cost differences to MTI between that Product and the 26GHz Products. In the event the parties are unable to agree on such price, the issue shall be submitted for mediation by a neutral third party agreed upon by the parties. If after mediation no agreement is reached on volume pricing for frequencies other than 26GHz, Netro shall have the option to reduce its purchase commitment pursuant to Section 2 on an equitable basis reflecting the exclusion of the frequencies for which no agreement on volume pricing has been reached. In such event the minimum commitment shall be at least 15,000 units, however.

4.     Changes in Configuration

       Netro shall have the right at any time and without charge or expense to change the mix of frequencies, configurations and antenna polarizations ("Changes") reflected in the Blanket Purchase Order for which releases have not yet been issued; provided that such Changes made by Netro are pursuant to Section 4.a and 4.b of the Agreement.

       Netro shall at all times release at least the next 2-month's worth of Product deliveries under the Blanket Purchase Order. With respect to Products for which a release has been issued, Netro shall have the right to request changes among frequencies, configurations and antenna polarizations, and MTI shall use its best efforts to comply with any such changes on the same schedule as originally ordered. However, Netro shall be liable for any additional costs and expenses incurred as a result Changes to released Products so requested by Netro. In



**** Confidential treatment has been requested for the redacted portions. The confidential redacted portions have been filed separately with the Securities and Exchange Commission.
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       addition, releases may be rescheduled pursuant to the terms of Section
       4.b(iv) of the Agreement

5.     Lead Times

       Provided that releases of Products pursuant to the Blanket Purchase Order are reflected in the latest Netro forecast (including a flex plan of up to 30%) delivered pursuant to Section 4.a of the Agreement, MTI agrees to deliver Products within four weeks of the date of release of such Products by Netro.

6.     First Articles

       With respect to approximately 25 units of 28GHz Products and 20 units of 39 GHz Products designated as first articles, Netro agrees to pay to MTI an additional amount to be mutually agreed between the parties for non-recurring engineering expenses and purchase price variances.

       Both parties understand that MTI has purchased limited quantities of 28 and 39 Ghz material at lower volume and higher cost and has proposed an additional purchase price variance to Netro. This proposed variance will be settled by both parties negotiating in good faith within two weeks after the signing of this Amendment.

7.     Non Compete

       The quantities specified in this Amendment are agreed to be sufficient to require MTI to comply with the provisions of Section 14 of the Agreement.

8.     Capitalized Terms

       Capitalized terms used in this Amendment shall have the meanings specified in the Agreement.

9.     Effect on Agreement

       Except as expressly amended by this Amendment, the Agreement shall remain in full force and effect.

The parties have signed this Agreement as of the date indicated in the preamble.

Netro Corporation                           Microelectronics Technology, Inc.

By:  /s/ Michael T. Everett                 By:  /s/ Chi C. Hsieh
   ---------------------------------           ---------------------------------
        Michael T. Everett                         Dr. Chi. C. Hsieh
        Executive Vice President                   Vice Chairman
        and Chief Financial Officer

     /s/ Gideon Ben-Efraim                      /s/ Wesley Huang
   ---------------------------------           ---------------------------------